Unaudited Pro Forma Condensed Financial Information

     The following unaudited pro forma condensed consolidated financial statements give effect to the purchase of the outstanding stock of U.S. Convergion, Inc (“Convergion”). The purchase is accounted for under the purchase method of accounting. The purchase price is allocated to the assets acquired and liabilities assumed based on the estimated fair values of those assets and liabilities. The excess of the purchase price and liabilities assumed over the fair values of those assets is allocated to goodwill in the financial statements.

     The unaudited pro forma condensed consolidated financial statements have been prepared by management of Market Central in order to present consolidated financial position and results of operations of Convergion and Market Central as if the acquisition had occurred as of February 28, 2003 for the pro forma condensed balance sheet and to give effect to the acquisition of Convergion, as if the transaction had taken place at September 1, 2001 for the pro forma condensed consolidated statements of losses for the year ended August 31, 2002 and as of September 1, 2002 for the six month period ended February 28, 2003. The unaudited pro forma condensed consolidated balance sheet combines Market Central, Inc. as of February 28, 2003 and the balance sheet of U.S. Convergion, Inc. as of December 31, 2002. The unaudited pro forma condensed consolidated statement of operations for the year ended August 31, 2002 reflects the operations of U.S. Convergion, Inc. for the year ended December 31, 2002 combined with the registrant’s operations for the year ended August 31, 2002. The unaudited pro forma condensed consolidated statement of operations for six months ended February 28. 2003 reflects the operations of U.S. Convergion, Inc. and the registrant for this period.

     The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated condensed financial position or the results of operations in future periods or the results that actually would have been realized had Market Central, Inc. and U.S. Convergion, Inc. been a combined company during the specified periods. The unaudited pro forma condensed consolidated financial statements are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of Market Central, Inc. (including notes thereto) included in the registrant’s SEC Form 10-KSB and 10-QSB.

     Effective with the acquisition, all previously outstanding common stock, preferred stock, options and warrants owned by Convergion stockholders were exchanged for an aggregate of 374,630 shares of Market Central, Inc.’s common stock. The value of the stock that was issued was the historical cost of Convergion’s net tangible assets, which did not differ materially from their fair value. In accordance with SFAS 141, Market Central, Inc. is the acquiring entity.

Market Central, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

February 28, 2003

	Market	U.S.		Adjustments &
	Central, Inc.	Convergion, Inc.		Eliminations	Consolidated

Cash	$(26,456)	$261,272			$234,816
Other current assets	1,440,908	1,442,705			2,883,613
Goodwill			a	671,899	3,414,463
			b	(290,000)
			b	2,871,564
			b	161,000
Other assets	1,269,449	750,691			2,020,140

TOTAL ASSETS	$2,683,901	$2,454,668			$8,553,032

Notes payable — current		$140,140			$140,140
Other current liabilities	3,626,484	4,752,179	b	161,000	8,539,663
Other liabilities	190,000	143,913			333,913

TOTAL LIABILITIES	3,816,484	5,036,232			9,013,716
					—
Preferred Stock — Series A	137				137
Preferred Stock — Series C	1,000				1,000
Preferred Stock — Series D	1,000				1,000
Common Stock	10,551	481	a	375	10,926
			b	(481)
Additional paid in capital	20,080,735	289,519	a	671,524	20,752,259
			b	(289,519)
Accumulated deficit	(21,226,006)	(2,871,564)	b	2,871,564	(21,226,006)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$2,683,901	$2,454,668			$8,553,032

Market Central, Inc.
Pro Forma Condensed Consolidated Statement of Operations
For the year ended August 31, 2002

	Market	U.S.	Adjustments &
	Central, Inc.	Convergion, Inc.	Eliminations	Consolidated

REVENUES	$8,755,369	$16,692,085		$25,447,454
COST OF REVENUES	5,647,667	14,082,043		19,729,710

Gross Profit	3,107,702	2,610,042		5,717,744

EXPENSES:
Selling and G&A	4,624,991	4,552,083		9,177,074
Goodwill impairment	—	772,927		772,927

Loss from Operations	(1,517,289)	(2,714,968)		(4,232,257)
OTHER INCOME (EXPENSE):
Interest Expense	(654,517)	(121,704)		(776,221)
Other income	—	79,542		79,542

Net Loss	(2,171,806)	(2,757,130)		(4,928,936)
Cumulative Convertible Preferred Stock Dividend	40,800			40,800

Net Loss to Common Shareholders	$(2,212,606)	$(2,757,130)		$(4,969,736)

Loss per common share	$(1.32)	$(57.26)		$(.45)
Weighted Average Shares Outstanding
Basic and diluted	1,670,935 (d)	48,146		10,926,357

Market Central, Inc.
Pro Forma Condensed Consolidated Statement of Operations
For the six months ended February 28, 2003

	Market	U.S.	Adjustments &
	Central, Inc.	Convergion, Inc.	Eliminations	Consolidated

REVENUES	$4,834,338	$7,261,328		$12,095,666
COST OF REVENUES	2,917,050	4,633,334		7,550,384

Gross Profit	1,917,288	2,627,994		4,545,282

EXPENSES:
Selling & G&A	2,140,112	4,314,632		6,454,744
Goodwill impairment	—	772,927		772,927

Loss from Operations	(222,824)	(2,459,565)		(2,682,389)
OTHER INCOME (EXPENSE):
Interest Expense	(177,876)	(128,519)		(306,395)
Professional fees	(161,021)			(161,021)

Net Loss	(561,721)	(2,588,084)		(3,149,805)
Cumulative Convertible Preferred Stock Dividend	20,400			20,400

Net Loss to Common Shareholders	$(582,121)	$(2,588,084)		$(3,170,205)

Loss per common share	$(.05)	$(53.75)		$(.29)
Weighted Average Shares Outstanding
Basic and diluted	10,551,727	48,146		10,926,357

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

The unaudited pro forma condensed consolidated financial statements have been prepared in order to present consolidated financial position and results of operations of Market Central, Inc. and U.S. Convergion, Inc. as if the acquisition had occurred as of February 28, 2003 for the pro forma condensed balance sheet and to give effect to the acquisition of Convergion, as if the transaction had taken place at September 1, 2001 for the pro forma condensed consolidated statements of losses for the year ended August 31, 2002 and as of September 1, 2002 for the six month period ended February 28, 2003.

The following pro forma adjustments are incorporated into the pro forma condensed consolidated balance sheets as of February 28, 2003 and the pro forma condensed consolidated statements of losses for the six month period ended February 28, 2003 and for the year ended August 31, 2002:

Explanation of Adjustments and Eliminations:

a.	To record the issuance of 374,630 shares of Market Central, Inc. common stock issued to stockholders of U.S. Convergion, Inc. in exchange for all of the issued and outstanding shares of U.S. Convergion, Inc. common stock

b.	To record the acquisition of Convergion for stock. The significant components of this transaction are.

Excess of liabilities assumed over assets acquired	$2,581,564
Common stock issued	671,899
Acquisition costs	161,000

Total consideration received	$3,414,463

The excess consideration received has been accounted for as goodwill.

c.	The pro forma statement of operations for the year ended August 31, 2002 was prepared by combining the statement of operations of Market Central for that period with the audited statement of operations of U.S. Convergion, Inc. for its fiscal year ended December 31, 2002. The registrant believes that this presentation is appropriate because the registrant would not otherwise be able to reflect a full year of operations of U.S. Convergion, which commenced operations during December 2001.

d.	The Market Central, Inc. weighted average shares outstanding at August 31, 2002 reflect the 1:10 reverse split which occurred on February 5, 2003.